Exhibit 23-20
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our reports dated March 7, 2008, relating to the consolidated financial statements and financial statement schedules of DTE Energy Company and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007, in the following registration statements:

Registration
Form	Number
Form S-3	333-99955
Form S-3	333-74338
Form S-3	333-109591
Form S-3	333-113300
Form S-3	333-136815-02
Form S-4	333-89175
Form S-8	333-61992
Form S-8	333-62192
Form S-8	333-00023
Form S-8	333-47247
Form S-8	333-109623
Form S-8	333-133645
/S/ DELOITTE & TOUCHE LLP
Detroit, Michigan
March 7, 2008